UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 30, 2013

ECOLAB INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9328	41-0231510
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

370 Wabasha Street North, Saint Paul, Minnesota	55102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  1-800-232-6522

(Not applicable)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On April 30, 2013, Ecolab Inc. (“Ecolab”) announced earnings for the first quarter ended March 31, 2013.  A copy of the News Release issued by Ecolab in connection with this report under Item 2.02 is attached as Exhibit (99) and incorporated by reference herein.  Ecolab also will publish the News Release on its website located at www.ecolab.com.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On April 30, 2013, Ecolab announced that it plans to undertake restructuring and other cost-saving actions to realize its Champion acquisition-related cost synergies as well as streamline and strengthen the Company’s position in the fast-growing energy market. It is anticipated that the restructuring actions will be completed by the end of 2015 and will result in total pre-tax charges of approximately $80 million ($55 million after tax), with approximately $50 million ($30 million after tax) in 2013.  Approximately $45 million of the total restructuring charges are expected to be related to a reduction of the company’s global workforce in connection with the Champion integration.  The remaining expected charges are related to the optimization of the company’s supply chain, including the planned reduction of plant and distribution center locations and the rationalization of sales offices and other redundant facilities.  The company anticipates that approximately $60 million of the restructuring charges represent cash expenditures.

Item 9.01 Financial Statements and Exhibits.

(d)          Exhibits.

The following exhibit is furnished pursuant to Item 2.02 of Form 8-K and should not be deemed to be “filed” under the Securities Exchange Act of 1934.

(99)                                                 Ecolab Inc. News Release dated April 30, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOLAB INC.

Date: April 30, 2013	By:	/s/Michael C. McCormick
Michael C. McCormick Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description	Method Of Filing

(99)	Ecolab Inc. News Release dated April 30, 2013.	Filed herewith electronically.